Exhibit (d)(5)

EXECUTION VERSION

Limited Guarantee

August 4, 2014

Pike Corporation

100 Pike Way, PO 868

Mount Airy, NC 27030

Attention: Chief Financial Officer

Fax: (336) 719-4640

Ladies and Gentlemen:

This Limited Guarantee (the “Limited Guarantee”) is being delivered by Court Square Capital Partners III, L.P., a Delaware limited partnership (the “Limited Guarantor”), to Pike Corporation, a North Carolina corporation (the “Company”), in connection with the execution of the Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and between Pioneer Parent, Inc., a Delaware corporation (“Buyer”), Pioneer Merger Sub, Inc., a North Carolina corporation (“Merger Sub”), and the Company, pursuant to which Merger Sub, a wholly-owned subsidiary of Buyer, will merge with and into the Company, with the Company surviving such merger. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement.

The Limited Guarantor and the Company hereby agree as follows:

1. GUARANTEE. To induce the Company to enter into the Merger Agreement, the Limited Guarantor hereby irrevocably, absolutely, and unconditionally guarantees as a primary obligor and not merely as surety to the Company, on the terms and conditions set forth herein, the payment obligations of Buyer when due pursuant to Sections 5.12 and 7.3 of the Merger Agreement (the “Obligations”); provided, that in no event shall the liability of the Limited Guarantor in respect of the Obligations exceed $23,844,864 (the “Cap”), it being understood that the Company will not seek to enforce this Limited Guarantee with respect to the Obligations without giving effect to the Cap. In furtherance of the foregoing, the Limited Guarantor acknowledges that its liability under this Limited Guarantee shall extend to the Obligations and that the Company may, in its sole discretion, bring and prosecute a separate action or actions against the Limited Guarantor for the full amount of the Obligations, regardless of whether action is brought against Buyer or any other guarantor or Person, whether Buyer or any other Person is joined in any such action or actions or whether Buyer or any other Person were primarily responsible for causing the payment obligations of Buyer under the Merger Agreement. The guarantee by the Limited Guarantor of the Obligations under this Limited Guarantee may be enforced for money damages only. All payments hereunder shall be made in United States dollars, in immediately available funds. The guarantee by the Limited Guarantor of the Obligations under this Limited Guarantee shall not in any manner expand or increase the scope of the obligations of Buyer and Merger Sub pursuant to the Merger Agreement.

The Limited Guarantor acknowledges and agrees that the terms of this Limited Guarantee shall not restrict, impair or otherwise limit the injunctive, specific performance and other legal and equitable relief remedies available pursuant to the Commitment Letters and Sections 7.3 and 8.5 of the Merger Agreement.

2. CHANGES IN OBLIGATIONS; CERTAIN WAIVERS. The Limited Guarantor agrees that the Company may from time to time and at any time, without notice to or further consent of the Limited Guarantor, extend the time of payment of the Obligations, and may also make any agreement with Buyer or with any other Person interested in the transactions contemplated by the Merger Agreement, for the payment, compromise, extension, discharge, renewal, or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Company, Buyer or any such other Person without in any way impairing or affecting the Limited Guarantor’s obligations under this Limited Guarantee. The Limited Guarantor agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the existence of any claim, set-off, deduction, defense, counterclaim or other right which the Limited Guarantor may have at any time against Buyer, whether in connection with the Obligations or otherwise; (b) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Buyer or any other Person interested in the transactions contemplated by the Merger Agreement; (c) the failure or delay of the Company to assert any claim or demand or to enforce any right or remedy against Buyer or Merger Sub; (d) any change in the corporate existence, structure or ownership of Buyer or any other Person interested in the transactions contemplated by the Merger Agreement; (e) the addition, substitution or release of any Person to or from this Limited Guarantee, the Merger Agreement, or any related agreement or document (provided that any such addition, substitution or release shall, in the case of the Merger Agreement or any such agreement or document, be subject to the prior written consent of Buyer to the extent required thereunder); (f) the adequacy of any other means the Company may have of obtaining payment related to the Obligations; or (g) any change in the time, place or manner of payment of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with the Obligations (provided that any such change, rescission, waiver, compromise, consolidation or other amendment or modification shall be subject to the prior written consent of Buyer to the extent required under the Merger Agreement or such other agreement). To the fullest extent permitted by law, the Limited Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Company. The Limited Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of incurrence of the Obligations and all other notices of any kind (other than notices to Buyer or Merger Sub pursuant to the Merger Agreement), any right to require the marshalling of assets of Buyer or any other Person interested in the transactions contemplated by the Merger Agreement, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect and all suretyship defenses generally (other than fraud or willful misconduct by the Company or any of its Subsidiaries, defenses to the payment of the Obligations that are available to Buyer under the Merger Agreement or breach by the Company or any of its Subsidiaries or Controlled Affiliates (as defined below) of Section 9 of this Limited Guarantee). The Limited Guarantor hereby expressly waives any right to require the Company to proceed against Buyer or pursue any other remedy in the Company’s power whatsoever. The Limited Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation and in consideration of such benefits and that if any of such waivers are determined contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by applicable law.

The Limited Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Buyer or any other Person interested in the transactions contemplated by the Merger Agreement that arise from the existence, payment, performance, or enforcement of the Limited Guarantor’s obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against Buyer or such other Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Buyer or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Obligations and all other amounts payable under this Limited Guarantee shall have been paid in full in cash. If any amount shall be paid to the Limited Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Obligations and all other amounts payable under this Limited Guarantee, such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of the Limited Guarantor and shall forthwith be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and all other amounts payable under this Limited Guarantee, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for the Obligations or other amounts payable under this Limited Guarantee thereafter arising.

The Company is a party to and intended beneficiary of this Limited Guarantee. This Limited Guarantee may not be amended or waived in any respect that will reduce or otherwise modify the Limited Guarantor’s obligations under this Limited Guarantee without the Company’s prior written consent. The Limited Guarantor hereby covenants and agrees that it shall not institute, and shall cause its respective Affiliates not to institute, any proceedings asserting and shall not in any case assert that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms.

3. NATURE OF GUARANTEE. The liability of the Limited Guarantor hereunder shall not be affected or impaired by any circumstance or occurrence whatsoever except as provided in Section 9 hereof, including, without limitation, the failure of the Limited Guarantor to receive any benefit from or as a result of its execution, delivery and performance of this Limited Guarantee. The Company shall not be obligated to file any claim relating to the Obligations in the event that Buyer becomes subject to a reorganization, bankruptcy or similar proceeding, and the failure of the Company to so file shall not affect the Limited Guarantor’s obligations under this Limited Guarantee. In the event that any payment to the Company in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Limited Guarantor shall remain liable hereunder with respect to the Obligations as if such payment had not been made (subject to the terms hereof). This is an unconditional guarantee of payment, and not merely of collectibility.

4. NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the Company or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time. The Company shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Company’s rights against, Buyer, Merger Sub or any other Person now or hereafter liable for any Obligations or interested in the transactions contemplated by the Merger Agreement prior to proceeding against the Limited Guarantor hereunder.

5. REPRESENTATIONS AND WARRANTIES. The Limited Guarantor hereby represents and warrants that:

(a) Limited Guarantor is a duly organized and validly existing limited partnership in good standing under the laws of the jurisdiction of its organization and has the partnership power and authority to execute, deliver and perform the terms and conditions of this Limited Guarantee;

(b) the execution, delivery and performance of this Limited Guarantee each have been duly authorized by all necessary action and do not contravene any provision of the Limited Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents or any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Limited Guarantor or its assets;

(c) the Limited Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for the

Limited Guarantor to fulfill its obligations under this Limited Guarantee shall be available to the Limited Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof;

(d) this Limited Guarantee constitutes a legal, valid and binding obligation of the Limited Guarantor enforceable against the Limited Guarantor in accordance with its terms;

(e) neither the execution, delivery or performance by the Limited Guarantor of this Limited Guarantee, nor compliance by it with the terms and provisions hereof, will (i) contravene any provision of any applicable law, statute, rule or regulation or any applicable order, writ, injunction or decree of any Governmental Entity, (ii) conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the property or assets of the Limited Guarantor or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, credit agreement, or any other material agreement, contract or instrument to which the Limited Guarantor or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject or (iii) violate any provision of the limited partnership agreement of the Limited Guarantor; and

(f) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Limited Guarantee by the Limited Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Limited Guarantee.

6. NO ASSIGNMENT. Neither the Limited Guarantor nor the Company may assign its rights, interests or obligations hereunder to any other Person (except by operation of law) without the prior written consent of the Company or the Limited Guarantor, as the case may be; provided, however, that the Limited Guarantor may assign all or a portion of its obligations hereunder to an Affiliate or to an entity managed or advised by an Affiliate of the Limited Guarantor, provided that no such assignment shall relieve the Limited Guarantor of any liability or obligation hereunder except to the extent actually performed or satisfied by the assignee.

7. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing or by facsimile, and shall be deemed to have been duly given if delivered personally or by overnight courier or sent by facsimile, as follows (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company:	Copy (which shall not constitute notice) to:

Pike Corporation 100 Pike Way, PO 868 Mount Airy, NC 27030 Attention: Chief Financial Officer Fax: (336) 719-4640	Moore & Van Allen PLLC 100 North Tryon Street Charlotte, North Carolina 28202 Attention: James R. Wyche Fax: (704) 331-1159

If to Limited Guarantor or Buyer, then to:	Copy (which shall not constitute notice) to:

c/o Court Square Capital Partners 55 East 52nd Street, 34th Floor New York, New York 10055 Attention: Kevin Brown Fax: (212) 752-5767	Dechert LLP Cira Centre 2929 Arch Street Philadelphia, Pennsylvania 19104 Attention: Geraldine A. Sinatra Fax: (215) 994-2222

Any such notice shall be effective (a) if delivered personally, when received, (b) if sent by overnight courier, on the next Business Day after deposit, and (c) upon transmission by facsimile if a customary confirmation of delivery is received during normal business hours and, if not, the next Business Day after confirmation of delivery is received.

8. CONTINUING GUARANTEE. This Limited Guarantee shall remain in full force and effect and shall be binding on the Limited Guarantor, its successors and assigns until the Obligations have been indefeasibly paid in full. The foregoing notwithstanding, this Limited Guarantee shall terminate and the Limited Guarantor shall have no further obligations under this Limited Guarantee as of the earliest of (a) the Closing Date (but only if Buyer’s obligation pursuant to Section 2.2 of the Merger Agreement shall have been performed in full), (b) February 1, 2015, if the Company has not presented a claim for payment of the Obligations to Buyer or the Limited Guarantor by such date, (c) the termination of the Merger Agreement pursuant to its terms except insofar as liabilities may be determined against Buyer or Merger Sub pursuant to Section 7.2 of the Merger Agreement, and (d) the 30-day anniversary of the termination of the Merger Agreement in accordance with its terms, if the Company has not presented a claim for payment of the Obligations to Buyer or the Limited Guarantor by such 30-day anniversary.

9. SOLE RECOURSE. Notwithstanding the foregoing, in the event that the Company or any of its Subsidiaries or Controlled Affiliates asserts in any litigation or other proceeding that the provisions of Section 1 hereof limiting the Limited Guarantor’s liability to the amount of the Cap, the provisions of Section 10 hereof or the provisions of this Section 9 are illegal, invalid or unenforceable in whole or in part, or asserts any theory of liability against the Limited Guarantor or the Limited Guarantor’s Representatives with respect to the transactions contemplated by the Merger Agreement other than liability of the Limited Guarantor (a) under this Limited Guarantee (as limited by the provisions of Section 1 hereof), and (b) under the Equity Commitment Letter, including the Company’s rights as a third party beneficiary as and to the extent expressly stated therein, then (i) the obligations of the Limited Guarantor under this Limited Guarantee shall terminate ab initio and be null and void, (ii) if the Limited Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments, and (iii) the Limited Guarantor shall not have any liability to the Company with respect to the transactions contemplated by the Merger Agreement or under this Limited Guarantee; provided, however, that the Company’s exercise of its rights under Section 8.5 of the Merger Agreement shall not constitute the “assertion of a theory of liability” within the meaning of this sentence that results in the triggering of the foregoing clauses (i), (ii) or (iii). For purposes of this Limited Guarantee, “Controlled Affiliate” of any Person means any affiliate that such Person directly or indirectly is controlled by or controls (within the meaning of Rule 12b-2 of the Securities Exchange Act of 1934, as amended).

10. NO RECOURSE. The Company acknowledges that the sole assets of Buyer are cash in a de minimis amount and its rights under the Merger Agreement, and that no additional funds are expected to be contributed to Buyer unless and until either the Closing occurs or Buyer is required to pay the Obligations. Anything that may be expressed or implied in this Limited Guarantee notwithstanding, the Company, by its acceptance hereof, acknowledges and agrees that (a) notwithstanding that the signatory below is a partnership, no recourse hereunder, under the Merger Agreement or the Equity Commitment Letter may be had against (i) any general or limited partner or management of the Limited Guarantor or (ii) any director, officer, employee, partner, affiliate, assignee, agent, member, manager, general or limited partner, or representative of Limited Guarantor or any of the persons listed in the foregoing clauses (i) and (ii) (any such Person or entity described in clause (i) or (ii), a “Limited Guarantor Representative”), whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, and (b) no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by any of the Limited Guarantor’s Representatives under this Limited Guarantee, the Merger Agreement or the Equity Commitment Letter or for any claim based on, in respect of or by reason of such obligations or by their creation. Recourse against the Limited Guarantor either under this Limited Guarantee or under the Equity Commitment Letter shall be the sole and exclusive remedy of the Company and all of its Subsidiaries and Affiliates against the Limited Guarantor and the Limited Guarantor’s Representatives, in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or hereby. Nothing set forth in this Limited Guarantee shall be construed to confer or give to any Person (including any Person acting in a representative capacity), other than the Company and the Limited Guarantor, any rights or remedies against any Person other than the Company and the Limited Guarantor as expressly set forth herein.

11. RELEASE. (a) By its acceptance of this Limited Guarantee, the Company hereby covenants and agrees that (1) neither the Company nor any of its Subsidiaries or Affiliates, and the Company agrees, to the maximum extent permitted by law, none of its Controlled Affiliates or securityholders, has or shall have any right of recovery under or in connection with the Merger Agreement or the transactions contemplated thereby or otherwise relating thereto against any Released Person (as hereinafter defined), and to the extent that it has or obtains any such right, it, to the maximum extent permitted by law, hereby waives (on its own behalf and on behalf of each of the aforementioned persons) each and every such right against, and hereby releases, the Limited Guarantor and each of the former, current and future Limited Guarantor Representative (collectively, the “Released Persons”), from and with respect to any claim, known or unknown, now existing or hereafter arising, in connection with any transaction contemplated by or otherwise relating to the Merger Agreement or the transactions contemplated thereby, whether by or through attempted piercing of the corporate, partnership or limited liability company veil, by or through a claim by or on behalf of Buyer (or any other person) against any Released Person, or otherwise under any theory of law or equity (the “Released Claims”), other than claims against the Limited Guarantor either pursuant to this Limited Guarantee for the Obligations or pursuant to the Equity Commitment Letter in accordance with its terms; and (2) recourse against the Limited Guarantor either under this Limited Guarantee (and solely to the extent of the Obligations) or under the Equity Commitment Letter in accordance with its terms shall be the sole and exclusive remedy of the Company and, the Company agrees, to the maximum extent permitted by law, each of its Affiliates and Representatives, against each Released Person in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or otherwise relating thereto. The Company hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Controlled Affiliates not to institute in the name of or on behalf of the Company or any other person, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or otherwise relating thereto, against any Released Person except claims against the Limited Guarantor either under this Limited Guarantee (and then solely to the extent of the Obligations) or under the Equity Commitment Letter in accordance with its terms. Notwithstanding the foregoing, and without limiting any rights of the Company under the terms of the Equity Commitment Letter, in connection with the pursuit by the Company of a claim under this Limited Guarantee, the Company may pursue a declaratory judgment claim against Buyer, but solely to the extent necessary to demonstrate that Buyer has failed to perform its obligations under the Merger Agreement; provided, that such claim by the Company does not seek any other remedy (including damages) against Buyer.

(b) For all purposes of this Limited Guarantee, pursuit of a claim against a person by any of the Company’ Subsidiaries or Controlled Affiliates shall be deemed to be pursuit of a claim by the Company. A person shall be deemed to have pursued a claim against another person if such first person brings a legal action against such other person, adds such other person to an existing legal proceeding, or otherwise asserts a legal claim of any nature against such other person.

(c) The Company acknowledges the Limited Guarantor is agreeing to enter into this Limited Guarantee in reliance on the provisions set forth in this Section 11 and Sections 9 and 10. Sections 9 and 10 and this Section 11 shall survive termination of this Limited Guarantee.

12. GOVERNING LAW. This Limited Guarantee shall be governed by and construed in accordance with the internal law of the State of New York applicable to agreements made and to be performed entirely within the State of New York, without regard to the conflicts of law principles of the State of New York.

13. JURISDICTION. Each party hereto irrevocably agrees that any legal action or proceeding with respect to this Limited Guarantee and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Limited Guarantee and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in any federal or state court located in Charlotte, North Carolina. Each party hereto agrees that any such suit, action or proceeding will constitute a mandatory complex business case under Chapter 7A, Section 45.4 of the North Carolina General Statutes, as may be amended from time to time, and, if a party initiates such a suit, action or proceeding in North Carolina state court, it must be brought in the North Carolina Business Court as a mandatory complex business case. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any suit, action relating to this Limited Guarantee or any of the transactions contemplated by this Limited Guarantee in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any suit, action or proceeding with respect to this Limited Guarantee, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 13, (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Limited Guarantee, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that service of process upon such party in any such suit, action or proceeding shall be effective if such process is given as a notice in accordance with Section 7 of this Limited Guarantee.

14. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LIMITED GUARANTEE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES

THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION.

15. ENTIRE AGREEMENT. This Limited Guarantee constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, between the Limited Guarantor and the Company and its Subsidiaries and Controlled Affiliates.

16. SEVERABILITY. Any term or provision in this Limited Guarantee that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided, however, that this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable hereunder to the Cap set forth in Section 1 hereof and the provisions of Sections 8, 9, 10 and 11 hereof.

17. COUNTERPARTS. This Limited Guarantee may be executed and delivered (including by facsimile or electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

[Signature page follows]

Very truly yours,

COURT SQUARE CAPITAL PARTNERS III, L.P.

By:	Court Square Capital GP III, LLC, its
General Partner

By:	/s/ Kevin D. Brown
Name:	Kevin D. Brown
Its:	Managing Partner

[Signatures continue on next page]

[Signature page to Limited Guarantee]

Acknowledged and accepted:

PIKE CORPORATION

By:	/s/ J. Eric Pike
Name:	J. Eric Pike
Its:	Chairman and CEO

[Signature page to Limited Guarantee]

Acknowledgement:

The undersigned hereby acknowledges that the limited guarantee herein is limited by the Cap set forth in Section 1 hereof and the provisions of Sections 8, 9, 10 and 11 hereof. The undersigned acknowledges the benefits it receives indirectly as a Subsidiary or a Controlled Affiliate of the Company and therefore accepts and agrees to such limitations, waivers and releases as a Subsidiary or a Controlled Affiliate of the Company as though a party hereto. The undersigned further acknowledges and agrees that it is not entitled to any direct remedies under the limited guarantee herein with respect to the Limited Guarantor or any Limited Guarantor Representative, and the relief and remedies, as set forth herein, are made available only to the Company and only to the extent so provided.

ELEMENTAL ENERGY, INC.

By:	/s/ Jeffrey S. Calhoun
Name:	Jeffrey S. Calhoun
Its:	Secretary

KLONDYKE CONSTRUCTION LLC

By:	/s/ Jeffrey S. Calhoun
Name:	Jeffrey S. Calhoun
Its:	Secretary

PIKE ELECTRIC, LLC

By:	/s/ Jeffrey S. Calhoun
Name:	Jeffrey S. Calhoun
Its:	Secretary

PIKE ENTERPRISES, INC.

By:	/s/ Jeffrey S. Calhoun
Name:	Jeffrey S. Calhoun
Its:	Secretary

[Signature page to Acknowledgement of Limited Guarantee]

PIKE EQUIPMENT AND SUPPLY COMPANY, LLC

By:	/s/ Jeffrey S. Calhoun
Name:	Jeffrey S. Calhoun
Its:	Secretary

PINE VALLEY POWER, INC.

By:	/s/ Jeffrey S. Calhoun
Name:	Jeffrey S. Calhoun
Its:	Secretary

UC SYNERGETIC, LLC

By:	/s/ Jeffrey S. Calhoun
Name:	Jeffrey S. Calhoun
Its:	Secretary

[Signature page to Acknowledgement of Limited Guarantee]